Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Releases Fiscal 2009 First Quarter Results
JACKSON, Mich.—(BUSINESS WIRE)—November 7, 2008—Electronic Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA) announces its financial results for the first quarter ended September 30, 2008.

	Three-Month Periods ended September 30
	(000 omitted, except per share)
	2008	2007
Net Sales	$53,996	$58,852

Gross profit	2,382	1,616

Operating loss	$(2,853)	$(2,054)

Net loss	$(3,362)	$(1,421)

Loss per common share – basic and diluted	$(0.34)	$(0.14)
A summary reconciliation of significant issues impacting first quarter fiscal 2009 and fiscal 2008 are as follows (in millions):

Net loss first quarter 2008		$(1.4)
Deferred asset (litigation) write-off in 2008	$1.6
Gain on Deming, NM sale 2008	(0.9)	$0.7

New program starts	$(1.1)
Increased tax expense	(0.8)
Increased legal and consulting expense	(0.7)
Albuquerque, NM severance	(0.3)
Other, net	0.2	$(2.7)

Net Change		$(2.0)

Net loss first quarter 2009		$(3.4)

Year to date, fiscal 2009 has been impacted by:
-	Consistent and successful sonobuoy drop tests contributing to sales and improved margins. There were no minimal or no margin contracts in fiscal 2009.

-	Improved sales in the Aerospace market, an increase in sales volume over prior year of $4.5 million.

-	Significant non-recoverable new program start-up costs of $1.2 million, compared to $0.1 million prior year, related to hiring and training personnel and the costs of ordering material in advance of production, compounded by customer delays which led to further unexpected cost growth.

-	Increased administrative expenses of $0.7 million above prior year primarily related to consulting and legal fees.

-	Closing costs of $0.3 million incurred for the Albuquerque, New Mexico facility related to severance benefits.

-	Tax expense of $0.2 million compared to a $0.6 million tax benefit for the same period last year.

Mr. Richard Langley, Interim CEO and President, stated that “We are disappointed at the lower than expected sales. We are very pleased with the successful and consistent execution of the sonobuoy contracts this year, as well as the increase in the Aerospace sales and favorable forecast for future sales in the Medical market as well. In addition, with the closure of the Albuquerque facility, while a difficult decision to make, will have a positive impact going forward. Most importantly, we continue to change the structure and organization of our manufacturing operation to improve our plant floor execution. All of these changes will result in an improvement to the Company’s profitability this fiscal year. Currently the Company is relying on its line of credit for liquidity needs, however, with the assistance of consultants hired this past year and other measures now in place focusing on profitability, this reliance is expected to decrease during this fiscal year. Gross inventories have decreased approximately $3 million over the past three months and over $7 million since the spring of 2008, primarily the result of better inventory management.” Some of the results for this past quarter include:
Aerospace sales increased from the prior year, primarily due to increased sales volume to two existing customers.
Government sales were significantly below the first quarter of last year. However, the sales in the first quarter of the prior year of $13.7 million included $12.2 million of no or minimal margin jobs. Due to successful sonobuoy drop tests during the current fiscal year, the margins associated with sales this fiscal year have significantly improved even though total Government sales have decreased.
Medical/Scientific Instrumentation sales decreased from the same quarter last year, primarily due to reduced sales to one customer, as well as delayed starts of new customer programs. Demand has picked up with this one customer, with the shortfall expected to be recovered by the end of the fiscal year. Industrial/Other sales were consistent with prior year.
An operating loss of $2.9 million was reported for the three months ended September 30, 2008, compared to an operating loss of $2.1 million for the three months ended September 30, 2007.
The gross profit percentage for the three months ended September 30, 2008, was 4.4%, an increase from 2.7% for the same period last year.
During the quarter ended September 30, 2008, gross profit was favorably impacted by improved margins on sales to several customers, a result of pricing increases and improved performance. In addition, higher overall prices and successful sonobuoy drop tests allowed for Government sales with improved margins due to no required rework or engineering changes.
During the first quarter of fiscal 2009, we have incurred and expensed approximately $1.2 million in start-up related costs for approximately nine new programs, primarily aerospace, at several facilities, compared to $0.1 million for the same period last year. These types of expenses are expected to significantly decrease in the second quarter of fiscal 2009 as formal production begins on these programs.
Severance costs of approximately $0.3 million were included in costs of goods sold during the quarter ended September 30, 2008, which was related to the closure of our Albuquerque, New Mexico facility.
Selling and administrative expenses for the three months ended September 30, 2008 increased $0.6 million from the same period in the prior year. This increase was primarily due to costs incurred related to outside consultants of approximately $0.4 million, as well as increased legal costs incurred in connection with a recent trial, which totaled $0.4 million during the first quarter of fiscal 2009 compared to $0.1 million for the same period last year.

Tax expense of $0.2 million for the quarter ended September 30, 2008, compared to a tax benefit of $0.6 million for the same period before recognition of the valuation reserve at June 30, 2008, was recorded.
The Company reported a net loss of $3.4 million ($(0.34) per share, basic and diluted) for the three months ended September 30, 2008, compared to a net loss of $1.4 million ($(0.14) per share, basic and diluted) for the corresponding period last year.
On June 17, 2008, Sparton announced its commitment to close the Albuquerque, New Mexico facility of Sparton Technology, Inc., a wholly-owned subsidiary of Sparton Corporation. The Albuquerque facility primarily produced circuit boards for the customers operating in the Industrial/Other market, with the transition of many of them to other Sparton facilities for production of their product either having already occurred or being currently underway. The closure of this plant was in October 2008. The land, building, and majority of Albuquerque assets will be sold. The net book value of the land and building to be sold, which as of September 30, 2008 totaled $5.8 million, is anticipated to be sold at a net gain.
On October 3, 2008, the Company announced it had been notified by the New York Stock Exchange (the “NYSE”) that the Company was no longer in compliance with the NYSE’s continued listing standards. Sparton is considered below the criteria since the Company’s market capitalization was less than $75 million over a 30 trading-day period and, at the same time, its shareowners’ equity was less than $75 million. As of September 29, 2008, the Company’s 30 trading-day average market capitalization was $34.8 million, and in its Annual Report on Form 10-K as of June 30, 2008, the Company reported shareholders’ equity of $70.9 million. Under applicable NYSE procedures, the Company had 45 days from the receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within 18 months by increasing shareowners equity to at least $75 million. Sparton intended to submit such a plan, which would include many of the elements discussed in its September 16, 2008 press release regarding its focus on returning to profitability and improving cash flow. There can be no assurance that the NYSE would accept the Company’s plan or that the Company will be successful in achieving the goals set forth in the plan.
As of October 22, 2008, the Company was no longer in compliance with the another NYSE continued listing standard which requires listed companies to maintain average market capitalization over a consecutive 30 trading-day period of at least $25 million. The Company’s average market capitalization over a consecutive 30 trading-day period was $24.9 million, as of October 22, 2008. When a listed company falls below this standard, the NYSE is permitted to promptly initiate suspension and delisting procedures. The Company has been in discussions with the NYSE regarding their response to this matter, and on November 6, 2008, the NYSE issued formal notification to the Company that it will be initiating suspension and delisting procedures. The Company intends to file an appeal to this decision, following applicable NYSE procedures. The NYSE has advised us that we can expect to continue to trade on the NYSE during the appeal process, subject to ongoing monitoring. In the event of delisting, trading in our common stock would then continue to be conducted on alternative exchanges, such as the AMEX or NASDAQ, provided the Company meets the initial listing requirements of those exchanges, or be quoted on one of two over-the-counter quotation services, one of which is commonly referred to as the electronic bulletin board and, the other, as the “pink sheets.” As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock.
Previously, under applicable procedures, the Company had presented a draft of its plan to achieve $75 million in shareowners’ equity to the NYSE for their initial review. As part of the discussions with the NYSE regarding the $25 million capitalization issue, the NYSE has indicated to the Company that it is suspending the 45 day plan submission requirement for now, pending the results of the Company’s appeal of the $25 million market capitalization requirement.

This release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including, but not limited to, industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K for the year ended June 30, 2008, and its other filings with the Securities and Exchange commissions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.